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                                                                   EXHIBIT 10.40


June 30, 2000



Seenu V.Srinivasan, Ph.D.
5806 Trailridge
Parkville, MO  64152-6065


Dear Seenu:

I am pleased to present for your consideration the following proposal to join Aronex Pharmaceuticals, Inc. as Vice President, Pharmaceutical Development and Operations. In this position, you will report directly to me and you will be a member of the Executive Committee. A starting date of August 7, 2000 is anticipated.

Compensation for the position would include the following:

         Base Salary:      $170,000 annually, paid in accordance with normal
                           payroll practices.

         Stock Options:    You will be granted an option to purchase 60,000
                           shares of Aronex Pharmaceuticals, Inc. Common Stock under Aronex Pharmaceuticals, Inc. 1998 Stock Option
                           Plan, subject to formal approval of the Board of Directors. The exercise price of the options will be equal to the fair market value of Aronex
                           Pharmaceuticals, Inc. Common Stock on the date of grant. The options shall vest at the rate of 25% per year on your anniversary date.

         Bonus: The final amount of each annual bonus shall be discretionary. To the extent a bonus is payable, the target annual bonus of 20% of base salary, may be paid in cash, stock grants and/or stock options, dependent upon you meeting both personal and Company goals and Board approval. This bonus will be prorated and guaranteed for the year ending December 31, 2000.

         Benefits:         Benefits will include medical, dental, life, long and
                           short term disability, and AD&D. Insurance on the same basis as is made available to other similar
                           Aronex Pharmaceuticals, Inc. employees. You will


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                           also be entitled to four (4) weeks paid vacation per
                           year. (See attached benefits summary)

         Relocation:       You will be reimbursed for reasonable expenses
                           incurred in one house hunting trip for you and your family to select new housing. You will also be reimbursed for reasonable moving costs of personal property and closing costs associated with the purchase of a new home in the Houston area and cost associated with selling your home in Kansas City. Six months of interim housing will be provided if needed and will be re-evaluated at the end of six months should this become necessary. Aronex will also pay up to $5,000. for storage of personal property if needed. Aronex will provide for grossing up relocation costs for tax purposes.

         Term/Severance:   Subject to the severance payments provided herein,
                           your employment is "at-will," which means either you or Aronex Pharmaceuticals, Inc. may terminate the employment relationship at any time, with or without "Cause" (as herein defined).

                           If your employment is terminated by Aronex
                           Pharmaceuticals, Inc. without Cause or in connection with a "Change of Control" (as herein defined), you will be entitled to a salary continuation benefit equal to your then base salary and benefits for a period of 12 months following the date of termination. Such payments will be made in accordance with Aronex Pharmaceuticals, Inc. normal payroll practices.

                           For purposes hereof, "Cause" shall mean (i) repeated failure, neglect or refusal to perform your duties,
                           (ii) gross negligence or willful or intentional wrongdoing or misconduct, (iii) a breach of the Proprietary Information and Inventions and Non-Competition Agreement or other confidentiality agreement with Aronex Pharmaceuticals, Inc., or (iv) the conviction of a felony or any crime involving moral turpitude.

                           For purposes hereof, a "Change of Control" shall include:

                           (i) the acquisition by any third party or group of 50% or more of Aronex Pharmaceuticals, Inc.


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                                    Common Stock or combined voting securities
                                    provided that an acquisition directly from Aronex Pharmaceuticals, Inc., an acquisition by Aronex Pharmaceuticals, Inc. or an acquisition by an employee benefit plan of Aronex Pharmaceuticals, Inc. shall not cause a Change in Control; or

                                    (ii) The consummation of a merger,
                                    consolidation, reorganization or sale of all or substantially all of Aronex Pharmaceuticals, Inc. assets unless following such transaction (a) the holders of Aronex Pharmaceuticals, Inc. Common Stock and other voting securities continue to own more than 50% of common stock and other voting securities of the entity surviving such transaction (including, without limitation, a corporation which owns all or substantially all of Aronex Pharmaceuticals, Inc. assets) in substantially the same proportion of their prior ownership, and (b) at least a majority of the directors of the surviving corporation were directors of Aronex Pharmaceuticals, Inc. at the time the transaction was originally approved.


I believe this package is very reasonable and reflects the importance of the position and the value we perceive you will bring to Aronex Pharmaceuticals, Inc.

I hope you find this proposal acceptable, and if the terms are acceptable, please sign this letter agreement in the space provided below and return it to me. I look forward to you joining Aronex Pharmaceuticals, Inc. as early as possible.

Best regards,



Geoffrey F. Cox, Ph.D.
Chairman and CEO

Accepted and agreed upon this day of August 16th, 2000 by

/s/ Seenu V. Srinivasan.
Seenu V. Srinivasan